Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-291678) and related proxy statement/prospectus of BioCryst Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated March 11, 2025, with respect to the consolidated financial statements of Astria Therapeutics, Inc. included in Astria Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boston, Massachusetts
December 15, 2025